Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154311

PROSPECTUS SUPPLEMENT NO. 27

SOUTHPEAK INTERACTIVE CORPORATION
14,556,333  Shares of Common Stock
6,151,399 Class Y Warrants

This prospectus supplement no. 27 supplements our prospectus dated April 3, 2009, as supplemented by prospectus supplement no. 1 dated May 15, 2009, prospectus supplement no. 2 dated June 19, 2009, prospectus supplement no. 3 dated July 22, 2009, prospectus supplement no. 4 dated August 6, 2009, prospectus supplement no. 5 dated August 21, 2009, prospectus supplement no. 6 dated September 11, 2009, prospectus supplement no. 7 dated October 14, 2009, prospectus supplement no. 8 dated November 13, 2009, prospectus supplement no. 9 dated November 23, 2009, prospectus supplement no. 10 dated February 17, 2010, prospectus supplement no. 11 dated February 22, 2010, prospectus supplement no. 12 dated February 22, 2010, prospectus supplement no. 13 dated April 6, 2010, prospectus supplement no. 14 dated May 7, 2010, prospectus supplement no. 15 dated May 19, 2010, prospectus supplement no. 16 dated May 20, 2010, prospectus supplement no. 17 dated July 20, 2010, prospectus supplement no. 18 dated July 23, 2010, prospectus supplement no. 19 dated August 23, 2010, prospectus supplement no. 20 dated September 7, 2010, prospectus supplement no. 21 dated September 29, 2010, prospectus supplement no. 22, dated October 15, 2010, prospectus supplement no. 23, dated November 19, 2010, prospectus supplement no. 24, dated November 23, 2010, prospectus supplement no. 25, dated February 24, 2011, and prospectus supplement no. 26, dated May 27, 2011, that relates to the offer and sale of 14,556,333 shares of common stock and 6,151,399 class Y warrants that may be sold from time to time by the selling stockholders identified in the prospectus. We will not receive any proceeds from the sale of common stock or warrants covered by the prospectus. To the extent that the holders exercise, for cash, the class Y warrants registered for resale under this prospectus, we would receive the proceeds from such exercises and intent to use such proceeds for working capital and other general corporate purposes. The class Y warrants have an exercise price of $1.50 per share, subject to adjustment, and expire on May 31, 2013.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol SOPK. The closing sales price for our common stock on March 26, 2011 was $0.24 per share. As of the date of this prospectus supplement, there is no public market for our class Y warrants.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (SEC) on May 26, 2011, which is attached below. This prospectus supplement should be read in conjunction with the prospectus, as supplemented by prospectus supplement nos. 1 through 26.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 6 of the prospectus and page 12 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed with the SEC on October 13, 2010, before buying our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, prospectus supplement nos. 1 through 26 or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 27, 2011.

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): May 26, 2011 (May 23, 2011)

SouthPeak Interactive Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51869	20-3290391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Polo Parkway
Midlothian, Virginia 23113

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 378-5100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 23, 2011, SouthPeak Interactive Corporation (the “Company”) entered into a Waiver and Amendment Agreement (the “Amendment Agreement”) with the holders of the Company’s outstanding Senior Secured Convertible Notes due March 15, 2011 (the “2011 Notes”) and  July 19, 2013 (the “2013 Notes”) (collectively, the “Notes”).  Pursuant to the Amendment Agreement, (i) as to the 2011 Notes, the holders thereof have waived the Maturity Payment Default (as defined in the Amendment Agreement), the interest rate has been increased to 29%, and the Maturity Date has been extended to December 31, 2011, and (ii) as to the 2013 Notes, the holders thereof have waived the Registration Default (as defined in the Amendment Agreement). The Amendment Agreement provides that the date by which the Initial Registration Statement (as defined in the Registration Rights Agreement by and among the Company and the purchasers of the Notes) must be declared effective by the SEC has been extended (i) to January 31, 2012, in the event that the Initial Registration Statement is not subject to a full review by the SEC, or (ii) to April 30, 2012, in the event that the Initial Registration statement is subject to a full review by the SEC. Under the Amendment Agreement, the Company and certain of its subsidiaries have agreed to (i) instruct its online distribution partners to remit all payments arising from sales through online gaming platforms of the electronic game “Stronghold 3” (the “Game”) to a designated collateral agent, (ii) remit all receivable payments arising from sales of the Game in Europe directly to the collateral agent, and (iii) commencing in September 2011, pay the collateral agent 60% of any amounts in excess of $350,000 paid to the Company each month under the factoring agreement between the Company and Rosenthal & Rosenthal, Inc., with all such payments being applied to the amounts due under the 2011 Notes until the 2011 Notes are paid in full.

The description of the Amendment Agreement and the terms thereof are qualified in their entirety to the full text of the Amendment Agreement, which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits

10.1	Waiver and Amendment Agreement, dated as of May 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2011

SouthPeak Interactive Corporation

By:	/s/ Melanie Mroz
Melanie Mroz Chief Executive Officer

Exhibit Index

Exhibit Number	Description

10.1	Waiver and Amendment Agreement, dated as of May 23, 2011.

WAIVER AND AMENDMENT AGREEMENT

This AGREEMENT (“Agreement”) is made as of the 23rd day of May 2011 (the “Effective Date”), by and among SOUTHPEAK INTERACTIVE CORPORATION, a Delaware corporation (the “Company”), and the holders of the Company’s outstanding Senior Secured Convertible Notes due July 19, 2013 (the “2013 Notes”) and March 15, 2011 (the “2011 Notes”) (collectively, the “Notes”).  The holders of the 2011 Notes are hereinafter referred to as the “2011 Holders”, and the holders of the 2013 Notes are hereinafter referred to as the “2013 Holders” and, together with the 2011 Holders, as the “Holders”.  Capitalized terms used and not defined herein have the meanings assigned thereto in the Notes, the Registration Rights Agreement, the Amended and Restated Securities Purchase Agreement, dated as of August 31, 2010, by and among the Company and the Buyers listed on the Schedule of Buyers attached thereto, or the other Transaction Documents.

R E C I T A L S:

A.           The Company has failed to pay the outstanding amount of Principal, Interest and Late Charges due on the 2011 Notes on the Maturity Date, and such failure has continued for a period of at least seven (7) Business Days (the “Maturity Payment Default”).

B.           The declaration of effectiveness of the registration statement that the Company was obligated to file for the benefit of the 2013 Holders has not occurred (“Registration Default”).

C.           As a result of the Maturity Payment Default and Registration Default, an Event of Default exists under the Notes.

D.           The Holder has agreed to so provide such limited waivers and amendments as provided herein upon and subject to the terms and conditions set forth herein.

A G R E E M E N T S:

For and in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Waiver.  Subject to the conditions set forth herein, each 2011 Holder hereby waives the Maturity Payment Default, and each 2013 Holder hereby waives the Registration Default.  Notwithstanding anything contained herein or in the Notes to the contrary, the execution, other than as set forth in this Section 1, delivery and performance of this Agreement by the Holders (a) shall not constitute a waiver or release by any Holder of any other default that may now or hereafter exist under the Notes, and (b) except as expressly provided in this Agreement, shall be without prejudice to, and is not a waiver or release of, any Holder’s rights at any time in the future to exercise any and all rights conferred upon such Holder by the Notes or otherwise at law or in equity.

2.           Amendment to the Notes.

2.1.  The second sentence of Section 1 of the 2011 Notes is hereby amended and restated as follows:

“The “Maturity Date” shall be December 31, 2011, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.”

2.2.  Section 2(a) of the 2011 Notes is hereby amended and restated as follows:

“(a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on December 31, 2010 and on the Maturity Date (each, an "Interest Date").  Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in cash.  Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable in cash.”

2.3  The defined term “Interest Rate” in Section 28(v) of the 2011 Notes is hereby amended and restated as follows:

“"Interest Rate" means twenty nine percent (29.0%) per annum.”

3.           Amendment to Registration Rights Agreement.  Paragraph (o) of Section 1 of the Registration Rights Agreement, dated as of July 19, 2010, as amended by the First Amendment to Registration Rights Agreement, dated as of August 17, 2010, the Amended and Restated Securities Purchase Agreement, dated as of August 31, 2010, and the Third Amendment to Registration Rights Agreement, dated November 8, 2010 (the “Registration Rights Agreement”), is hereby amended by deleting it in its entirety and replacing it with the following new paragraph (o):

“(o)           “Initial Effectiveness Deadline” means, (i) in the event that the Initial Registration Statement is not subject to a full review by the SEC, January 31, 2012, or (ii) in the event that the Initial Registration Statement is subject to a full review by the SEC, April 30,  2012.”

4.           Termination of Waiver and Amendment.  Sections 1 and 2 of this Agreement shall automatically and without any action terminate and be of no force and effect from and after the date that the Company first breaches any covenant or other term or condition herein.

5.           Conditions of Effectiveness.  This Agreement shall become effective as of the Effective Date as to each Holder, subject to the satisfaction (or waiver in writing by the Holder) of the following conditions precedent:

5.1              Such Holder shall have received this Agreement duly executed by the Company and each of the other Holders;

5.2              The Company shall have paid all reasonable out-of-pocket accrued and unpaid fees, costs and expenses of such Holder in connection with this Agreement, including, without limitation, the reasonable documented fees and out of pocket expenses of legal counsel for the Holder; and

5.3              The Collateral Agent shall have received the Joinder Agreement in the form of Exhibit A attached hereto duly executed by the Guarantors and 7Sixty LLC.

5.4              The Collateral Agent shall have received the Supplement to Security Agreement in the form of Exhibit B attached hereto duly executed by the Company, the Grantors signatory thereto and the Collateral Agent.

6.           Representations and Warranties.  The Company hereby represents and warrants to each of the Holders as follows:

6.1              The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

6.2              The execution, delivery and performance by the Company of this Agreement is within the Company’s general corporate powers, has been duly authorized by all necessary action on the part of the Company and does not contravene (a) the Company’s Certificate of Incorporation, the terms of any share capital of the Company or any of its Subsidiaries, the Bylaws or any of the organizational documents of the Company or any of its Subsidiaries, or (b) any requirement of law or any contractual obligation binding on or affecting the Company or any of its assets or properties, or result in, or require, the creation or imposition of any lien or other charge, encumbrance or preferential arrangement of any nature  upon or with respect to any of the properties now owned or hereafter acquired by the Company.

6.3              No authorization, approval or other action by, and no notice to or filing with, any governmental authority is required for the due execution, delivery and performance by the Company of this Agreement other than as may be required under the Securities Exchange Act of 1934, as amended.

6.4              This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms.

6.5              There is no pending or threatened action or proceeding affecting the Company or any of its Subsidiaries before any governmental authority which may materially adversely affect the financial condition or operations of the Company or any such Subsidiary or which purports to affect the legality, validity or enforceability of this Agreement or any Notes (as amended hereby).

6.6              At and as of the date of this Agreement, and both prior to and after giving effect to this Agreement, other than the Maturity Payment Default and Registration Default, no default or Event of Default in either the 2011 Notes or the 2013 Notes has occurred and is continuing.

6.7              At and as of the date of this Agreement and at and as of the Effective Date and after giving effect to this Agreement (except to the extent that such representations and warranties relate solely to an earlier date), each of the representations and warranties contained in the Notes and the other Transaction Documents is true and correct in all material respects (except that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects).

6.8              The Company owns all of the outstanding shares of stock of IRP GmbH, a corporation organized under the laws of Switzerland ("IRP").  IRP owns all worldwide rights by license necessary to exclusively sell and market the electronic game "Stronghold 3" (the "Game"), and such rights are free of all Liens (other than Permitted Liens).

6.9              IRP is the successor by assignment to the rights of Intermezzo Establishment ("Intermezzo") under the Publishing Agreement dated August 20, 2009 between Intermezzo and FireFly Holdings Limited (the "FireFly Agreement").  FireFly Holdings Limited ("FireFly") has consented to the assignment of the FireFly Agreement from Intermezzo to IRP.

6.10              The Firefly Agreement: (i) is in full force and effect; (ii) is legal, valid, binding and enforceable against FireFly; and (iii) will continue to be in full force and effect immediately following the Effective Date in accordance with the terms thereof as in effect prior to the Effective Date. No party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration, under the FireFly Agreement. Intermezzo and IRP have duly exercised all of their rights under the FireFly Agreement to assure that FireFly is performing its obligations under the FireFly Agreement and the Company and IRP have no knowledge that FireFly has failed to perform in any material respect its obligations under the FireFly Agreement. IRP’s rights under the FireFly Agreement are not subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by IRP or which may affect the validity, use or enforceability of such rights.

7.           Reference to and Effect on the Notes and Transaction Documents.

7.1              It is expressly understood and agreed that this Agreement is a “Transaction Document” and the Transaction Documents are hereby amended to give full force and effect to the transactions contemplated by this Agreement.

7.2              Upon the effectiveness of this Agreement, on and after the date hereof each reference in the Notes and the Transaction Documents to “the Notes”, “this Note”, “hereunder”, “hereof” or words of like import referring to the Notes shall mean and be a reference to the Notes as amended hereby.

7.3              Except as specifically set forth above, the Notes are and shall continue to be in full force and effect in accordance with their respective terms and are hereby in all respects ratified and confirmed by the Company.

7.4              Except as expressly provided in Section 1, the execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Holder under any of the Notes.

8.           Covenant.

8.1           As a material inducement for each of the 2011 Holders to enter into this Agreement, the Company and its relevant Subsidiaries shall irrevocably instruct its U.S. and European online distribution partners and agents in writing (with copies to the Collateral Agent) to remit, for so long as the 2011 Notes are outstanding, all payments arising from sales through online gaming platforms (including, without limitation, Valve Corporation and its Steam service) of the Game directly to the Collateral Agent for the benefit of the 2011 Holders in accordance with wire transfer instructions to be delivered by the Collateral Agent (as such instructions may be amended or supplemented from time to time by the Collateral Agent or its successor).

8.2           As a material inducement for each of the 2011 Holders to enter into this Agreement, the Company and its relevant Subsidiaries shall remit, for so long as the 2011 Notes are outstanding, all receivables arising from sales of the Game in Europe directly to the Collateral Agent for the benefit of the 2011 Holders in accordance with wire transfer instructions to be delivered by the Collateral Agent (as such instructions may be amended or supplemented from time to time by the Collateral Agent or its successor).

8.3           As a material inducement for each of the 2011 Holders to enter into this Agreement, the Company hereby agrees that beginning on the earlier of (i) September 1, 2011 and (ii) the date the Game is first distributed, and for so long as the Notes are outstanding, all payments made to the Company under the Factoring Agreement between the Company and Rosenthal & Rosenthal, Inc., dated as of July 7, 2010, shall be allocated as follows on a monthly basis: the first $350,000 shall be retained by the Company and 60% of any amounts in excess of $350,000 shall be paid by Company to the Collateral Agent for the benefit of the 2011 Holders in accordance with wire transfer instructions to be delivered by the Collateral Agent (as such instructions may be amended or supplemented from time to time by the Collateral Agent or its successor), and the remaining 40% of any amounts in excess of $350,000 shall be retained by the Company.

9.           Costs, Expenses and Taxes.  The Company hereby agrees to pay on demand the reasonable out-of-pocket costs and expenses of each Holder, or its designee, in connection with the preparation, negotiation, execution and delivery of this Agreement and any other agreements, instruments and documents to be negotiated, reviewed, executed or delivered hereunder or in connection herewith, including, without limitation, the reasonable documented fees and out-of-pocket expenses of legal counsel with respect thereto.  The Company hereby further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable legal counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other agreements, instruments and documents to be negotiated, reviewed, executed or delivered hereunder or in connection herewith, including, without limitation, reasonable fees and expenses of legal counsel in connection with the enforcement of rights under this Section 9.

10.           Form 8-K Filing.  On or before the fourth Business Day immediately following the date of this Agreement (the “8-K Filing Time”), the Company shall file a Current Report on Form 8-K which such Form 8-K shall (i) describe the terms of the transactions contemplated by this Agreement in the form required by the 1934 Act and (ii) disclose all material, non-public information concerning the Company conveyed to the Holder, if any (the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, no Holder shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing.  The 8-K Filing shall not refer to any Holder by name without the approval of such Holder prior to its release.  Subject to the foregoing, neither the Company nor any Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of each Holder, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith that do not refer to any Holder by name and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).  Without the prior written consent of the Holder, and except as required by applicable law or regulation, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of the Holder in any filing, announcement, release or otherwise.

11.           [Intentionally Omitted]

12.           Independent Nature of Holders' Obligations and Rights. The obligations of each Holder under any Transaction Document or this Agreement are several and not joint with the obligations of any of the other Holders, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Transaction Document or this Agreement.  Nothing contained herein or in any other Transaction Document or this Agreement, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and the Company acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents or the this Agreement.  The Company and each Holder confirms that it has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors.  Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Document, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

13.           Scope of Agreement.  The Holders have not waived, are not by this Agreement waiving, and has no present intention of waiving any Event of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof, and nothing contained herein shall be deemed or constitute any such waiver.  Except as provided in this Agreement, each Holder reserves the right, in its discretion, to exercise any or all rights or remedies under its Notes, applicable law and otherwise as a result any Events of Default, other than the Maturity Payment Default and Registration Default, that may be continuing on the date hereof or any Events of Default that may occur after the date hereof, and no Holder has waived any of such rights or remedies and nothing in this letter, and no delay on the part of the Holder in exercising such rights or remedies, should be construed as a waiver of any such rights or remedies.  The Holders’ execution of this Agreement shall not constitute a novation, refinancing, discharge, extinguishment or refunding nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Notes or any of the other Transaction Documents, except as expressly provided herein.

14.           Further Assurances.  The Company covenants and agrees from time to time, as and when requested by the Holders, to execute and deliver or cause to be executed or delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Holders may reasonably deem necessary or desirable in order to (a) carry out the intent and purposes of this Agreement and the Notes, and (b) exercise and enforce any rights and remedies under this Agreement and the Notes.

15.           Time.  Time is of the essence in the performance of the covenants contained herein and in the Notes.

16.           Binding Agreement.  This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Company may not assign or delegate any of its rights or obligations hereunder without the prior written consent of the Holders.

17.           Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart by facsimile or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.

18.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Jurisdiction of any action hereunder shall be as set forth in Section 27 of the Notes.

19.           Headings.  The section headings hereof are inserted for convenience of reference only and shall in no way alter, amend, define or be used in the construction or interpretation of the text of such section.

20.           ENTIRE AGREEMENT.  THIS AGREEMENT AND THE NOTES COLLECTIVELY REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AS TO THE MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows]

The parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COMPANY:

SouthPeak Interactive Corporation

By:	/s/ Melanie Mroz
Name: Melanie Mroz
Title: CEO

[Signature Page to Waiver and Amendment Agreement]

The parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HOLDERS:

AQR Opportunistic Premium Offshore Fund, L.P. By: AQR Capital Management, LLC Its Investment Manager

By:	/s/ Brendan R. Kalb
Name: Brendan R. Kalb
Title: General Counsel
AQR Capital Management, LLC

[Signature Page to Waiver and Amendment Agreement]

The parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HOLDERS:

Advanced Series Trust, solely on behalf of the AST Academic Strategies Asset Allocation Portfolio By: AQR Capital Management, LLC Its Investment Manager

By:	/s/ Brendan R. Kalb
Name: Brendan R. Kalb
Title: General Counsel
AQR Capital Management, LLC

[Signature Page to Waiver and Amendment Agreement]

The parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HOLDERS:

By:	/s/ Terry Phillips
Terry Phillips

[Signature Page to Waiver and Amendment Agreement]

The parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HOLDERS:

CNH Diversified Opportunities Master Account, LP By: CNH Partners, LLC Its Investment Manager

By:	/s/ Brendan R. Kalb
Name: Brendan R. Kalb
Title: General Counsel
CNH Partners, LLC

[Signature Page to Waiver and Amendment Agreement]

The parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HOLDERS:

CNH CA Master Account, L.P. By: CNH Partners, LLC Its Investment Manager

By:	/s/ Brendan R. Kalb
Name: Brendan R. Kalb
Title: General Counsel
CNH Partners, LLC

[Signature Page to Waiver and Amendment Agreement]

The parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HOLDERS:

AQR Diversified Arbitrage Fund

By:	/s/ Brendan R. Kalb
Name: Brendan R. Kalb
Title: Executive Vice President and Secretary
AQR Funds

[Signature Page to Waiver and Amendment Agreement]

Exhibit A
Form of Joinder Agreement

Exhibit B
Form of Supplement to Agreement